Exhibit 99.1

News Release

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039

Celanese Corporation Announces New $1 Billion Share Repurchase Authorization
- Deployed $400 Million on Share Repurchases During Third Quarter -

DALLAS, September 9, 2015 --- Celanese Corporation (NYSE: CE), a global technology and specialty materials company, today announced that its board of directors has approved a new $1 billion share repurchase authorization which the company intends to execute over the next two years. The new share repurchase authorization represents approximately 11 percent of the company’s shares outstanding.
During the third quarter, the company has deployed $400 million to repurchase 6.3 million shares under its pre-existing $451 million share repurchase authorization.
“Since 2012, Celanese has returned over $850 million to shareholders through the repurchase of almost 15 million shares. This new authorization reflects our ability to generate strong and growing cash flows, facilitating a balanced capital allocation strategy to fund growth initiatives while returning capital to our shareholders through a combination of share repurchases and dividends,” said Mark Rohr, chairman and chief executive officer.
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About Celanese
Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. With sales almost equally divided between North America, Europe and Asia, the company uses the full breadth of its global chemistry, technology and business expertise to create value for customers and the corporation. Celanese partners with customers to solve their most critical needs while making a positive impact on its communities and the world. Based in Dallas, Texas, Celanese employs approximately 7,500 employees worldwide and had 2014 net sales of $6.8 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.
Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company or customers will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Other risk factors include those that are discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Contacts:

Investor Relations	Media Relations - Global
Jon Puckett	Travis Jacobsen
Phone: +1 972 443 4965	Phone: +1 972 443 3750
Jon.Puckett@celanese.com	William.Jacobsen@celanese.com